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                                                                     Exhibit 4.1

  Articles of Restatement of The Articles of Incorporation of the Registrant

                           ARTICLES OF RESTATEMENT OF
                         THE ARTICLES OF INCORPORATION
                          OF CARDINAL BANCSHARES, INC.

     Pursuant to the provisions of KRS 271B.10-070, the undersigned corporation executes these Articles of Restatement of its Articles of Incorporation.

     First:  The name of the Corporation is Cardinal Bancshares, Inc.

     Second: The following Articles of Restatement contain amendments to the Articles which amend and substitute in the entirety Articles IV and IX.

     Third: The amendments included in these Articles of Restatement do not provide for an exchange, reclassification or cancellation of issued shares.

     Fourth: The amendments to the following Articles of Restatement required shareholder approval and were approved by the shareholders of the Corporation on April 16, 1992 in the manner prescribed by the Kentucky Business Corporation Act.

     Fifth: There were 869,708 shares of common stock entitled to be cast on the amendments and 647,932 shares of common stock were indisputably represented at the meeting.

     Sixth: There were 626,682 votes cast in favor of the amendments and the number of votes cast for the amendments was sufficient for approval by the common stockholders, the only voting group entitled to a vote on the amendments.

     The Corporation's Articles of Incorporation are Restated as follows:

                                   ARTICLE I

                                      NAME

     The name of the Corporation is Cardinal Bancshares, Inc.






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                                   ARTICLE II

                      REGISTERED OFFICE AND RESIDENT AGENT

     The registered office of the Corporation in the Commonwealth of Kentucky is 400 East Vine Street, Suite 300, Lexington, Kentucky 40507.

     The registered agent at the same address is James S. Mahan III.

                                  ARTICLE III

                                PRINCIPAL OFFICE

     The address of the principal office of the Corporation is 400 East Vine Street, Suite 300, Lexington, Kentucky 40507.

                                   ARTICLE IV

                                 CAPITAL STOCK

     The total number of shares which may be issued by the Corporation is 5,000,000 shares of common stock having no par value. Every shareholder is entitled to one vote per share and may vote same as provided by law.

                                   ARTICLE V

                                  INCORPORATOR

     The name and address of the Incorporator is Joseph H. Terry, Lexington Financial Center, 250 West Main Street, Lexington, Kentucky 40507.

                                   ARTICLE VI

                                   DIRECTORS

     The business and affairs of the Corporation are to be conducted by a Board of Directors of not less than one nor more than twenty members, the number to be set in the manner provided in the bylaws.

                                  ARTICLE VII

                                     BYLAWS

     The bylaws for the Corporation shall be adopted and may be amended or repealed by the Board of Directors, subject to repeal or change by action of the shareholders.




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                                  ARTICLE VIII

                       ELIMINATION OF DIRECTOR LIABILITY

     No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for a breach of his or her duties as a director except for liability:

     (a) for any transaction in which director's personal financial interest is in conflict with the financial interest of the Corporation or its stockholders;

     (b) for acts or omissions not in good faith or which involve intentional misconduct or are known to the director to be a violation of law;

     (c) for distributions made in violation of the Kentucky Business Corporation Act; or

     (d) for any transaction from which the director derives an improper personal benefit.

     If the Kentucky Business Corporation Act is amended, modified or supplemented or any other statutory provision is adopted, in either case, after approval by the stockholders of this Article to eliminate or limit further the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Kentucky Business Corporation Act, as so amended, or the statutory provision as adopted. Any repeal or modification of this Article by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                   ARTICLE IX

                                INDEMNIFICATION

     A. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative




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(hereinafter a "proceeding"), by reason of the fact that he or she or a person for whom he or she is the legal representative is or was a director or executive officer of the Corporation or is or was serving at the request of the Corporation as a director of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director or executive officer of the Corporation shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Kentucky Business Corporation Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director or executive officer and shall inure to the benefit of the indemnitee's heirs, executors and administrators; provided, however, such indemnitee shall be entitled to indemnification only if he or she has discharged his or her duties in good faith, on an informed basis, and in a manner the indemnitee honestly believes to be in the best interests of the Corporation; and provided, however, that, except as provided in paragraph C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the board of directors of the Corporation.

     B. Right to Advancement of Expenses. The right to indemnification conferred in paragraph A of this Section shall include the right to be paid by the Corporation the expenses incurred in defending any proceeding for



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which such right to indemnification is applicable in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or executive officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise and a written affirmation of the indemnitee's good faith belief that the indemnitee has discharged his or her duties in good faith, on an informed basis, and in a manner the indemnitee honestly believes to be in the best interests of the Corporation.

     C. Right of Indemnitee to Bring Suit. The right to indemnification and to the advancement of expenses conferred in paragraphs A and B of this Article shall be contract rights. If a claim under paragraph A or B of this Article is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to answer the unpaid amount of the claim. It shall be a defense to any such action that the indemnitee has not discharged his duties in good faith on an informed basis and in a manner he honestly believes to be in the best interests of the Corporation. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. Neither the failure of the Corporation (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper


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in the circumstances because the indemnitee has discharged his duties in good faith, on an informed basis and in a manner he or she honestly believes to be in the best interests of the Corporation, nor an actual determination by the Corporation (including its board of directors, independent legal counsel, or its stockholders) that the indemnitee has not met such aforementioned applicable standard of conduct, shall create a presumption that indemnitee has not met the aforementioned applicable standard of conduct or in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article or otherwise shall be on the Corporation. If the standard of care provided in paragraphs A, B, C, or F of this Article is found not to be permissible under Kentucky law, the indemnitee shall be held to the applicable standard of conduct under the Kentucky Business Corporation Act.

     D. Non-Exclusivity of Rights. The rights of indemnification and to the advancement of expense conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, these articles of incorporation, by-law, agreement, vote of stockholders of disinterested directors or otherwise both as to action in his official capacity and as to action in another capacity while holding office.

     E. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Kentucky Business Corporation Act.





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     F.  Officer's Employee's and Agent's Rights to Indemnification.  Each
person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, ("proceeding"), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as an officer, employee or agent, of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as an officer, employee or agent or in any other capacity while serving as an officer, employee or agent, may, by action of the Board of Directors, be indemnified and held harmless by the Corporation to the fullest extent authorized by the Kentucky Business Corporation Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) against all expenses, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith; provided, however, such indemnitee shall be entitled to indemnification only if he or she has discharged his or her duties in good faith, on an informed basis and in a manner the indemnitee honestly believes to be in the best interests of the Corporation; and provided, however, that the Corporation may, by action of the Board of Directors, indemnify any such person seeking indemnity in connection with an action, suit or proceeding (or part thereof) initiated by such person only if such action, suit or proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The Board of Directors may, in its discretion, advance the payment of expenses.



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     Dated this 23rd day of April, 1992.

                                           CARDINAL BANCSHARES, INC.



                                           /s/ John S. Penn
                                           ---------------------------------
                                           John S. Penn, President

THIS INSTRUMENT PREPARED BY:



/s/ Lisa E. Underwood
----------------------------
Lisa E. Underwood
WYATT, TARRANT & COMBS
Lexington Financial Center
250 West Main Street
Lexington, Kentucky  40507
(606) 233-2012




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